Exhibit 5.2

Jolie Kahn, Esq.

12 E. 49th Street, 11th floor

New York, NY 10017

January 3, 2024

Genius Group Limited

8 AMOY STREET #01-01

SINGAPORE U0 049950

Ladies and Gentlemen:

We have acted as counsel to Genius Group Limited., a Singapore corporation (the “Company”), in connection with the Company’s registration statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale of up to 15,673,981 Series 1 units with each Series 1 unit consisting of one ordinary share and one Series 2024-A warrant to purchase one ordinary share (the “Series 2024-A Warrants”) and one Series 2024-C warrant to purchase one ordinary share (the “Series 2024-C Warrants”). The Company has also offered to those purchasers, whose purchase of Series 1 units in in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of the Company’s outstanding ordinary shares following the consummation of this offering, the opportunity to purchase, if such purchaser so chooses, to purchase, in lieu of some or all Series 1 units, up to 15,673,981 Series 2 units. Each Series 2 unit will consist of one pre-funded Series 2024-B warrant to purchase one ordinary share (the “Series 2024-B Warrants”; and with the Series 2024-A Warrants and the Series 2024-C Warrants, the “Warrants”) and one Series 2024-A Warrant and one Series C Warrant The Securities are to be sold by the Company pursuant to a Securities Purchase Agreement (the “Purchase Agreement “) to be entered into by and between the Company and the purchasers signatory thereto, the form of which is filed as Exhibit 10.20 to the Registration Statement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the form of prospectus included therein and the documents incorporated by reference therein, (ii) the Company’s certificate of incorporation, as amended to date,(iii) the Company’s by-laws, as amended to date, and (iv) certain resolutions of the Board of Directors of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as we have deemed necessary or appropriate, and we have made such investigations of law as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed and have not verified (i) the genuineness of the signatures on all documents that I have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents supplied to us as originals and (iv) the conformity to the authentic originals of all documents supplied to us as certified or photostatic or faxed copies.

Based upon and subject to the foregoing and subject also to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

the Warrants and the Series 1 units and the Series 2 units have been duly authorized for issuance, and, when issued, delivered and paid for in accordance with the terms of the Securities Purchase Agreement, will be validly issued and will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and equitable principles of general applicability.

We express no opinion other than as to the federal laws of the United States of America and the laws of New York State. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are “experts” under the Securities Act or under the rules and regulations of the Commission relating thereto with respect to any part of the Registration Statement.

Very truly yours,

/s/ Jolie G. Kahn, Esq.